Phunware Announces Inducement Grant under Nasdaq Listing Rule 5635(c)(4)

AUSTIN, Texas, January 6, 2023 – Phunware, Inc. (NASDAQ: PHUN) today announced that it made an inducement grant to Mr. Russell Buyse in connection with his employment as Phunware’s new Chief Executive Officer, effective December 28, 2022. Such grant was made under the Phunware, Inc. 2022 Inducement Plan, which was approved and adopted on January 4, 2023 by Phunware’s Board of Directors. The Board granted Mr. Buyse an aggregate of 1,470,588 restricted stock units under the Inducement Plan. The grant was included in Mr. Buyse’s employment agreement described in the Form 8-K filed by Phunware with the SEC on November 14, 2022.
The grant was approved by Phunware’s Compensation Committee on January 4, 2023 pursuant to a delegation by the Board and was issued as an equity grant pursuant to Nasdaq Listing Rule 5635(c)(4), as an inducement material to Mr. Buyse entering into employment with Phunware. The restricted stock units granted are subject to a vesting schedule commencing on December 28, 2022, with one-third of the restricted stock units vesting on each anniversary of the commencement date, subject to Mr. Buyse’s continued employment.
About Phunware
Phunware, Inc. (NASDAQ: Phunware) offers integrated software platforms that equip companies with the products, solutions, data, and services necessary to engage, manage, and monetize their mobile application audiences globally at scale. Our products and services include cloud-based mobile software development kits (SDKs); cloud-based vertical solutions; offering application transactions, including re-occurring and one-time transactional media purchases for application discovery, user acquisition and audience building, audience engagement, and audience monetization; and pre-packaged and custom high-end personal computer systems for gaming, streaming, and cryptocurrency mining enthusiasts. We were founded in 2009 and headquartered in Austin, Texas. For further information about Phunware and our products, please visit https://www.phunware.com/.

Investor Contact:
Gateway Investor Relations
Matt Glover and John Yi
+1 (949) 574-3860
investorrelations@phunware.com